AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of December 5, 2014 (the “Effective Date”), by and between CHARTER FINANCIAL CORPORATION, a Maryland corporation having an office at 1233 O.G. Skinner Dr., West Point, GA 31833 (the “Company”) and ROBERT L. JOHNSON (“Executive”).

INTRODUCTORY STATEMENT

CHARTERBANK, a federally chartered savings bank having an office at 1233 O.G. Skinner Dr., West Point, GA 31833 (the “Bank”), is the wholly-owned subsidiary of the Company  The Executive has served the Company and the Bank in an executive capacity for many years and is familiar with the Company’s and the Bank’s operations.

The Company’s predecessor, a federally-chartered corporation (the “Federal Corporation”), entered into an employment agreement with Executive, dated August 15, 2002 (the “Prior Agreement”), pursuant to which Executive agreed to serve as President and Chief Executive Officer of the Federal Corporation.  The Federal Corporation was eliminated as part of First Charter MHC’s conversion from mutual to stock form, and was merged into the Company with the Company as the successor to the Federal Corporation.  The Company and Executive desire to amend and restate the Prior Agreement, which shall be superseded and replaced by this Agreement, and Executive is willing to continue to serve in the employ of the Company on a full-time basis subject to the terms and conditions set forth herein.

AGREEMENT

Section 1. Employment.

The Company hereby continues to employ Executive, and Executive hereby accepts such continued employment, during the period and upon the terms and conditions set forth in this Agreement.

Section 2. Employment Period; Remaining Unexpired Employment Period.

(a)
The Company shall employ Executive during an initial period beginning on the Effective Date and ending on December 31, 2017, and during the period of any additional extensions described in Section 2(b) (the “Employment Period”).

(b)
The Board of Directors of the Company shall conduct an annual review of Executive’s performance prior to January 1 of each year, commencing January 1, 2016 (each, an “Anniversary Date”), and may, on the basis of such review and by written notice to Executive, approve the extension of the Employment Period through the day before the third (3rd) anniversary of the relevant Anniversary Date. In such event, the Employment Period shall be deemed extended in the absence of objection from Executive by written notice to the Company given within ten (10) business days after his receipt of the Company’s written offer of extension.

(c)
Notwithstanding the foregoing, in the event of a Change of Control, the Employment Period shall be deemed to have been extended by the Company through the day before the third (3rd) anniversary of the effective date of the Change of Control, and the date of the Change of Control will thereupon constitute the Anniversary Date for purposes of the renewal provisions provided for in subsection 2(b) hereof. In such event, the Employment Period shall be deemed extended in the absence of objection from Executive by written notice to the Company given no later than ten (10) business days after the effective date of the Change in Control.

(d)
Except as otherwise expressly provided in this Agreement, any reference in this Agreement to the term “Remaining Unexpired Employment Period” as of any date shall mean the period beginning on such date and ending on the December 31, 2017,  or, if later, on the day before the third (3rd) anniversary of the last Anniversary Date as of which the Employment Period was extended pursuant to Section 2(b) or 2(c), as applicable.

(e)
Nothing in this Agreement shall be deemed to prohibit the Company from terminating Executive’s employment before the end of the Employment Period with or without notice for any reason.  This Agreement shall determine the relative rights and obligations of the Company and Executive in the event of any such termination. In addition, nothing in this Agreement shall require the termination of Executive’s employment at the expiration of the Employment Period. Any continuation of Executive’s employment beyond the expiration of the Employment Period shall be on an “at-will” basis unless the Company and Executive agree otherwise.

Section 3. Duties.

Executive shall serve as President and Chief Executive Officer of the Company, having such power, authority and responsibility and performing such duties as are prescribed by or under the Company’s Bylaws and as are customarily associated with such positions. Executive shall devote his full business time and attention (other than during weekends, holidays, approved vacation periods, and periods of illness or approved leaves of absence) to the business and affairs of the Company and shall use his best efforts to advance the best interests of the Company.

Section 4. Cash Compensation.

In consideration for the services to be rendered by Executive hereunder, the Company shall pay to him a salary at an annual rate of $339,858, payable in approximately equal installments in accordance with the Company’s customary payroll practices for senior officers.  The Company’s Board of Directors shall review Executive’s annual rate of salary at such times during the Employment Period as it deems appropriate, but not less frequently than once every twelve (12) months, and may at its discretion, approve a salary increase.  In addition to salary, Executive shall receive such other compensation from the Company for services hereunder at such times, and in such amounts and on such terms and conditions as the Board of Directors of the Company may determine.

Section 5. Employee Benefit Plans and Programs.

During the Employment Period, Executive shall be treated as an employee of the Company and shall be entitled to participate in and receive benefits under any and all qualified or non-qualified retirement, pension, savings, profit-sharing or stock bonus plans, any and all group life, health (including hospitalization, medical and major medical), dental, accident and long-term disability insurance plans, and any other employee benefit and compensation plans (including, but not limited to, any incentive compensation plans or programs, stock option and appreciation rights plans and restricted stock plans) as may from time to time be maintained by, or cover employees of the Company or the Bank, as applicable, in accordance with the terms and conditions of such employee benefit plans and programs and compensation plans and programs and consistent with the Company’s or Bank’s customary practices.

Section 6. Indemnification and Insurance.

(a)
To the extent permitted under applicable law, during the Employment Period and for a period of six years thereafter, the Company shall cause Executive to be covered by and named as an insured under any policy or contract of insurance obtained by them to insure their directors and officers against personal liability for acts or omissions in connection with service as an officer or director of the Company or the Bank or service in other capacities at their request. The coverage provided to Executive pursuant to this Section 6 shall be of the same scope and on the same terms and conditions as the coverage (if any) provided to other officers or directors of the Company.

(b)
During the Employment Period and for a period of six years thereafter, the Company shall indemnify Executive against and hold him harmless from any costs, liabilities, losses and exposures to the fullest extent permissible under Maryland law and that certain Indemnification Agreement entered into between Executive and the Company, dated October 31, 2014 (the “Indemnification Agreement”).

Section 7. Outside Activities.

Executive may serve as a member of the boards of directors of such business, community and charitable organizations as he may disclose to and as may be approved by the Board of Directors of the Company (which approval shall not be unreasonably withheld); provided, however, that such service shall not materially interfere with the performance of his duties under this Agreement or adversely affect the business reputation of the Company or the Bank, nor shall it violate any applicable laws or regulations. Executive may also engage in personal business and investment activities which do not materially interfere with the performance of his duties hereunder; provided, however, that such activities are not prohibited under any code of conduct or investment or securities trading policy established by the Company and generally applicable to all similarly situated executives, do not adversely affect the business reputation of the Company or the Bank, and that such activities are not prohibited by any applicable laws or regulations.

Section 8. Working Facilities and Expenses.

Executive’s principal place of employment shall be at the Company’s executive offices at the address first above written, or at such other location as the Company and Executive may mutually agree.  The Company shall provide Executive at his principal place of employment with a private office, secretarial services and other support services and facilities suitable to his positions with the Company and necessary or appropriate in connection with the performance of his assigned duties under this Agreement.  The Company shall provide to Executive for his exclusive use an automobile owned or leased by the Company and appropriate to his position, to be used in the performance of his duties hereunder, including commuting to and from his personal residence.  The value of the automobile shall not exceed eighty thousand dollars ($80,000.00) and shall be replaced when permitted by the Company.  The Company shall reimburse Executive for his ordinary and necessary business expenses, including, without limitation, all expenses associated with his business use of the aforementioned automobile, fees for memberships in such clubs and organizations that are necessary or appropriate for business purposes, and his travel and entertainment expenses incurred in connection with the performance of his duties under this Agreement, in each case only if such expenses are presented and approved in accordance with the Company’s business reimbursement policy then in effect.

Section 9. Termination Due to Death.

The Executive’s employment with the Company shall terminate, automatically and without any further action on the part of any party to this Agreement, on the date of Executive’s death.  In such event:

(a)
The Company shall pay to Executive’s estate his earned but unpaid compensation (including, without limitation, salary and all other items which constitute wages under applicable law) as of the date of his termination of employment. This payment shall be made in accordance with the Company’s normal payroll practices.

(b)
The Company shall provide the benefits, if any, due to Executive’s estate, surviving dependents or his designated beneficiaries under the employee benefit plans and programs and compensation plans and programs maintained for the benefit of the officers and employees of the Company. The time and manner of payment or other delivery of these benefits and the recipients of such benefits shall be determined according to the terms and conditions of the applicable plans and programs.

The payments and benefits described in Sections 9(a) and 9(b) shall be referred to in this Agreement as the “Standard Termination Entitlements.”

Section 10. Disability of Executive.

The Company may terminate Executive’s employment if Executive is suffering from a Disability.  “Disability” means any condition which constitutes a “disability” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  A termination of employment due to Disability under this Section 10 shall be effected by a notice of termination given to Executive by the Company and shall take effect on the later of the effective date of termination specified in such notice or the date on which the notice of termination is deemed given to Executive.  In the event Executive becomes subject to a Disability:

(a) The Company shall pay and deliver to Executive (or in the event of his death before payment, to his estate and surviving dependents and beneficiaries, as applicable) the Standard Termination Entitlements upon his termination of employment.

(b) In the event of Executive’s Disability, the Company shall continue to pay Executive his base salary, at the annual rate in effect for him immediately prior to the date the Disability commenced, during a period ending on the earliest of: (i) the expiration of one hundred and eighty (180) days after the date the Disability commenced; (ii) the date on which long-term disability insurance benefits are first payable to him under any long-term disability insurance plan covering employees of the Company (the “LTD Eligibility Date”); (iii) the date of his death; and (iv) the expiration of the Remaining Unexpired Employment Period (the “Initial Continuation Period”). If the end of the Initial Continuation Period is neither the LTD Eligibility Date nor the date of his death, the Company shall continue to pay Executive his base salary, at an annual rate equal to sixty percent (60%) of the annual rate in effect for him immediately prior to the date the Disability commenced, during an additional period ending on the earliest of the LTD Eligibility Date, the date of his death and the expiration of the Remaining Unexpired Employment Period. The payments under this subsection are referred to in this Agreement as the “Disability Benefits.”

Section 11. Discharge With Cause.

(a)	The Company may terminate Executive’s employment at any time during the Employment Period, and such termination shall be deemed to have occurred with “Cause,” only if:

(i) The Board of Directors of the Company, by majority vote of their entire membership, determines that Executive should be discharged because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order, or any material breach of this Agreement; and

(ii) after the vote contemplated by Section 11(a)(i), the Board of Directors has furnished to Executive a notice of termination which shall specify the effective date of his termination of employment (which shall in no event be earlier than the date on which such notice is deemed given) and include a copy of a resolution or resolutions adopted by the Board of Directors of the Company authorizing the termination of Executive’s employment for Cause, and specifying the section of this Agreement relied upon in terminating Executive for Cause.

(b)
Following the giving of notice of termination of Executive for Cause, the Company shall terminate Executive’s duties and authority as of Executive’s date of termination and shall also terminate the payment of salary and other cash compensation.

(c)
If Executive’s employment is terminated during the Employment Period for Cause, the Company shall pay and provide to him (or, in the event of his death, to his estate, his surviving beneficiaries and his dependents) the Standard Termination Entitlements only.  In the Event of Executive’s termination for Cause, Executive shall resign as a director of the Company and the Bank, and as a director and/or officer of any subsidiary or affiliate of the Company and/or the Bank.

Section 12. Discharge Without Cause.

The Company may discharge Executive at any time during the Employment Period and, unless such discharge constitutes a discharge for Cause:

(a) The Company shall pay and deliver to Executive (or in the event of his death before payment, to his estate and surviving dependents and beneficiaries, as applicable) the Standard Termination Entitlements.

(b) Subject to Section 14, in addition to the Standard Termination Entitlements, the Company shall pay to Executive a lump sum equal to three (3) times Executive’s average annual compensation received from the Company, the Bank and any subsidiary or affiliate thereof.  For purposes of this Section 12(b), Executive’s average annual compensation shall be the average of Executive’s compensation for the five (5) calendar years preceding his termination of employment as reported on IRS Form W-2, but including any pre-tax contributions from Executive’s annual compensation that are made by Executive and excludable from W-2 compensation, such as contributions to a 401(k) plan or 125 plan, and specifically including director’s fees, regardless of whether reported on Form W-2 or otherwise. Such payment shall be made (without discounting for early payment) within the time period specified in Section 14. Notwithstanding the foregoing, in the event the termination of employment occurs following a Change of Control, in addition to the amounts in the preceding sentence, the Company shall continue to offer coverage for Executive and his spouse and dependents under all “employee benefit plans” (within the meaning of the Employee Retirement Income Security Act of 1974, as amended) (other than under any “pension plan” (within the meaning of the Employee Retirement Income Security Act of 1974, as amended), including any non-qualified deferred compensation plan or tax-qualified retirement plan, equity compensation plan, or bonus plan) for three years following termination of employment on the same terms and conditions, including cost to Executive, that apply to similarly situated active executive officers of the Company; provided, however, in the event the Company is unable to provide any such benefit pursuant to the terms and conditions of the applicable plan, the Company shall pay Executive a cash amount in lieu of such coverage in an amount equal to the Company’s contribution towards such coverage for a similarly situated active employee. The cash payments provided for in this Section shall be made (without discounting for early payment) upon thirty (30) days following Executive’s termination of employment.  The amounts payable pursuant to this Section 12(b) shall be referred to as the “Additional Termination Entitlements.”

Section 13. Resignation.

(a)
Executive may resign from his employment with the Company at any time. A resignation under this Section 13 shall be effected by notice of resignation given by Executive to the Company and shall take effect on the later of the effective date of termination specified in such notice or the date on which the notice of termination is deemed given by Executive. Executive’s resignation of any of the positions within the Bank or the Company to which he has been assigned shall be deemed a resignation from all such positions.  In the event of Executive’s resignation of his position with the Company, Executive shall also simultaneously offer to tender his resignation as a director of the Company and the Bank, and as a director and/or officer of any subsidiary or affiliate of the Company and/or the Bank.

(b)	Executive’s resignation shall be deemed to be for “Good Reason” if the effective date of resignation occurs within ninety (90) days after any of the following:

(i) the failure of the Company (whether by act or omission of its Board of Directors, or otherwise) to appoint or re-appoint or elect or re-elect Executive to the position(s) with the Company specified in Section 3 of this Agreement or to a more senior office;

(ii) if Executive is or becomes a member of the Board of Directors of the Company or the Bank, the failure of the Board of Directors of the Company or the Bank to nominate Executive to the Boards of Directors of the Company and the Bank, respectively, unless such failure is a result of Executive’s refusal to stand for election;

(iii) a material failure by the Company, whether by amendment of its Articles of Incorporation, Bylaws, action of its Board of Directors or otherwise, to vest in Executive the functions, duties, or responsibilities prescribed in Section 3 of this Agreement; provided that Executive shall have given notice of such failure to the Company, and the Company has not fully cured such failure within thirty (30) days after such notice is deemed given;

(iv) any reduction of Executive’s rate of base salary in effect from time to time without Executive’s prior written consent, whether or not material, or any failure (other than due to reasonable administrative error that is cured promptly upon notice) to pay any portion of Executive’s compensation as and when due;

(v) any change in the terms and conditions of any compensation or benefit program in which Executive participates which, either individually or together with other changes, has a material adverse effect on the aggregate value of his total compensation package; provided that Executive shall have given notice of such material adverse effect to the Company, and the Company has not fully cured such failure within thirty (30) days after such notice is deemed given; provided; however, that this Section 13(b)(v) shall not apply if the change in the terms and conditions of the compensation or benefit program affects all participants in such program equally;

(vi) any material breach by the Company of any material term, condition or covenant contained in this Agreement; provided that Executive shall have given notice of such material breach and the Company has not fully cured such failure within thirty (30) days after such notice is deemed given; or

(vii) a change in Executive’s principal place of employment to a place that is not the principal executive office of the Company, or a relocation of the Company’s principal executive office to a location that is both more than thirty-five (35) miles from Executive’s principal residence and more than thirty-five (35) miles from the location of the Company’s principal executive office on the date of this Agreement.

In all other cases, a resignation by Executive shall be deemed to be without Good Reason.

(c)
In the event of the Executive’s resignation before the expiration of the Employment Period, the Company shall pay and deliver the Standard Termination Entitlements. In addition, if Executive’s resignation is deemed to be a resignation for Good Reason, subject to Section 14, the Company shall also pay and deliver the Additional Termination Entitlements.

Section 14. Terms and Conditions of the Additional Termination Entitlements.

The Company and Executive hereby stipulate that the damages which may be incurred by Executive following any termination of employment are not capable of accurate measurement as of the date first above written and that the Additional Termination Entitlements constitute reasonable damages under the circumstances and shall be payable without any requirement of proof of actual damage and without regard to Executive’s efforts, if any, to mitigate damages. The Company and Executive further agree that the Company may condition the payment and delivery of the Additional Termination Entitlements on its receipt of (i) Executive’s resignation from any and all positions which he holds as an officer, director or committee member with respect to the Company, the Bank or any subsidiary or affiliate of either of them, and (ii) Executive’s execution of a release, in form and substance acceptable to the Company, releasing the Company and the Bank from any further liability or obligation to Executive, his heirs and beneficiaries. Payment of the Additional Termination Entitlements shall be made, or commence, as the case may be, within sixty (60) days following Executive’s termination of employment; provided, however, if Executive is a “specified employee” within the meaning of Code Section 409A, payment shall be delayed for six (6) months after termination of employment to the extent required to avoid a tax under Code Section 409A. The term “termination of employment” and similar terms when used in this Agreement shall mean a termination of employment that constitutes a “separation from service” within the meaning of Code Section 409A.

Section 15. Termination Upon or Following a Change of Control.

(a)	A “Change of Control” shall be deemed to have occurred upon the happening of any of the following events:

(i) the consummation of a reorganization, merger or consolidation of the Company with one or more other persons, other than a transaction following which:

(A) at least 51% of the equity ownership interests of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”)) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the outstanding equity ownership interests in the Company; and

(B) at least 51% of the securities entitled to vote generally in the election of directors of the entity resulting from such transaction are beneficially owned (within the meaning of Rule l 3d-3 promulgated under the Exchange Act) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the securities entitled to vote generally in the election of directors of the Company;

(ii) the acquisition of all or substantially all of the assets of the Company or beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the outstanding securities of the Company entitled to vote generally in the election of directors by any person or by any persons acting in concert;

(iii) a complete liquidation or dissolution of the Company;

(iv) the occurrence of any event if, immediately following such event, at least 50% of the members of the Board of Directors of the Company do not belong to any of the following groups:

(A) individuals who were members of the Board of Directors of the Company on the date of this Agreement; or

(B) individuals who first became members of the Board of Directors of the Company after the date of this Agreement either:

(1) upon election by the shareholders to serve as a member of the Board of Directors of the Company by the affirmative vote of three-quarters of the members of the Board of Directors of the Company, or of a nominating committee thereof, in office at the time of such first election; or

(2) upon election by the shareholders to serve as a member of such board, but only if nominated for election by the affirmative vote of three-quarters of the members of the Board of Directors of the Company, or of a nominating committee thereof, in office at the time of such first nomination;

provided, however, that such individual’s election or nomination did not result from an actual or threatened election contest (within the meaning of Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents (within the meaning of Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) other than by or on behalf of the Board of Directors of the Company; or

(v) any event which would be described in Section 15(a)(i), (ii), (iii) or (iv) if the term “Bank” were substituted for the term “Company” therein.

In no event, however, shall a Change of Control be deemed to have occurred as a result of (i) any acquisition of securities or assets of the Company, the Bank, or a subsidiary of either of them, by the Company, the Bank, or any subsidiary of either of them, or by any employee benefit plan maintained by any of them. For purposes of this section 15(a), the term “person” shall have the meaning assigned to it under Sections 13(d)(3) or 14(d)(2) of the Exchange Act.

Section 16. Covenant Not to Compete.

Executive hereby covenants and agrees that during the Employment Period, and in the event of his termination of employment with the Company prior to the expiration of the Employment Period for any reason other than following a Change of Control, for a period of one year following the date of his termination of employment with the Company, he shall not, without the written consent of the Company, perform services of a similar nature as he performed for the Company for any savings bank, savings and loan association, savings and loan holding company, bank or bank holding company, any other entity engaged in the business of accepting deposits or making loans or any direct or indirect subsidiary or affiliate of any such entity, in any county in which the Bank or the Company has one or more offices or has filed an application to acquire or establish a new branch or loan origination office.

Section 17. Confidentiality.

(a)
Confidentiality. All Confidential Information and Trade Secrets and all physical embodiments thereof received or developed by Executive while employed by the Company are confidential to and are and will remain the sole and exclusive property of the Company. Except to the extent necessary to perform the duties assigned by the Company hereunder, Executive will hold such Confidential Information and Trade Secrets in trust and in strictest confidence, and will not use, reproduce, distribute, disclose or otherwise disseminate the Confidential Information and Trade Secrets or any physical embodiments thereof and may in no event take any action causing or fail to take the action necessary in order to prevent, any Confidential Information and Trade Secrets disclosed to or developed by Executive to lose its character or cease to qualify as Confidential Information or Trade Secrets.

(b)
Return of Company Property. Upon request by the Company, and in any event upon termination of this Agreement for any reason, as a prior condition to receiving any final compensation hereunder (including the Standard Termination Entitlements and/or the Additional Termination Entitlements), Executive will promptly deliver to the Company all property belonging to the Company, including, without limitation, all Confidential Information and Trade Secrets (and all embodiments thereof) then in Executive’s custody, control or possession.

(c)
Survival. The covenants of confidentiality set forth herein will apply on and after the date hereof to any Confidential Information and Trade Secrets disclosed by the Company or developed by Executive while employed or engaged by the Company prior to or after the date hereof. The covenants restricting the use of Confidential Information will continue to apply for a period of two years following Executive’s termination of employment with the Company. The covenants restricting the use of Trade Secrets will continue to apply following termination of this Agreement for so long as permitted by the governing law.

(d)	Definitions. For purposes of this section 17, the following terms shall have the following meanings:

(i) “Affiliate” means any person, firm, corporation, partnership, association or entity that, directly or indirectly or through one or more intermediaries, controls, is controlled by or is under common control with the Company or the Bank, where “control” shall mean control of more than fifty percent (50%) of the ordinary voting power.

(ii) “Confidential Information” means data and information relating to the business of the Company, the Bank, or any Affiliate (which does not rise to the status of a Trade Secret) which is or has been disclosed to Executive or of which Executive became aware as a consequence of or through his relationship to the Company, the Bank, or any Affiliate and which has value to the Company, the Bank, or any Affiliate and is not generally known to its competitors. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Company, the Bank, or any Affiliate (except where such public disclosure has been made by Executive without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means without breach of any obligations of confidentiality owed to the Company, the Bank, or any Affiliate thereof by Executive.

(iii) “Trade Secrets” means data and information relating to the business of the Company, the Bank, or any Affiliate thereof including, but not limited to, technical or nontechnical data, formulae, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

Section 18. Solicitation.

Executive hereby covenants and agrees that, for a period of one year following his termination of employment with the Company or the Bank (other than a termination following a Change in Control), he shall not, without the written consent of the Company, either directly or indirectly:

(a)
solicit, offer employment to, or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Company, the Bank or any of their respective subsidiaries or affiliates to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits, making loans or doing business within the counties specified in Section 16;

(b)
provide any information, advice or recommendation with respect to any such officer or employee of any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits, making loans or doing business within the counties specified in Section 16, that is intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Company, the Bank, or any of their respective subsidiaries or affiliates to terminate his employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits, making loans or doing business within the counties specified in Section 16;

(c)
solicit, provide any information, advice or recommendation or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any customer of the Company or the Bank with whom Executive had material contact to terminate an existing business or commercial relationship with the Company or the Bank.

Section 19. No Effect on Employee Benefit Plans or Programs.

The termination of Executive’s employment during the term of this Agreement or thereafter, whether by the Company or by Executive, shall have no effect on the rights and obligations of the parties hereto under the Company’s or the Bank’s qualified or non-qualified retirement, pension, savings, thrift, profit-sharing or stock bonus plans, group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans or such other employee benefit plans or programs, or compensation plans or programs, as may be maintained by, or cover employees of, the Company or the Bank from time to time; provided, however, that nothing in this Agreement shall be deemed to duplicate any compensation or benefits provided under any agreement, plan or program covering Executive to which the Company is a party and any duplicative amount payable under any such agreement, plan or program shall be applied as an offset to reduce the amounts otherwise payable hereunder.

Section 20. Successors and Assigns.

This Agreement will inure to the benefit of and be binding upon Executive, his legal representatives and testate or intestate distributees, and the Company and its respective successors and assigns, including any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the assets and business of the Company may be sold or otherwise transferred.  Failure of the Company to obtain from any successor its express written assumption of the Company’s obligations hereunder at least sixty (60) days in advance of the scheduled effective date of any such succession shall be deemed a material breach of this Agreement.

Section 21. Notices.

Any communication required or permitted to be given under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally by courier or otherwise, or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party:

If to Executive:
Robert L. Johnson
[at the most recent address
listed in the Bank’s records]
If to the Company:

Charter Financial Corporation
ATTN: Chairman, Personnel & Compensation Committee of the Board of Directors
1233 O.G. Skinner Dr.
P.O. Box 472
West Point, GA 31833

Section 22. Waiver.

Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant, or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

Section 23. Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

Section 24. Governing Law.

This Agreement shall be governed by and construed and enforced in accordance with the federal laws of the United States and, to the extent that federal law is inapplicable, in accordance with the laws of the State of Georgia applicable to contracts entered into and to be performed entirely within the State of Georgia.

Section 25. Headings and Construction.

The headings of Sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any Section. Any reference to a Section number shall refer to a Section of this Agreement, unless otherwise stated.

Section 26. Entire Agreement; Modifications.

This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof. No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto.

Section 27. Non-duplication.

In the event that Executive shall perform services for the Bank or any other direct or indirect subsidiary or affiliate of the Company or the Bank, any compensation or benefits provided to Executive by such other employer shall be applied to offset the obligations of the Company hereunder, it being intended that this Agreement set forth the aggregate compensation and benefits payable to Executive for all services to the Company and all of its respective direct or indirect subsidiaries and affiliates.

Section 28. Survival.

The provisions of Sections 6, 16, 17, 18 and 19 shall survive the expiration of the Employment Period or termination of the Agreement.

Section 29. Indemnification for Attorney’s Fees.

The Company shall indemnify, hold harmless and defend Executive against reasonable costs, including legal fees, incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved, as a result of his efforts, in good faith, to defend or enforce the terms of this Agreement; provided, however, that Executive shall have substantially prevailed on the merits pursuant to a judgment, decree or order of a court of competent jurisdiction or of an arbitrator in an arbitration proceeding. The determination whether Executive shall have substantially prevailed on the merits and is therefore entitled to such indemnification, shall be made by the court or arbitrator, as applicable. The indemnification payment shall be made within thirty (30) days of such determination. In the event of a settlement pursuant to a settlement agreement, any indemnification payment under this Section 29 shall be made only after a determination by the members of the Board (other than Executive and any other member of the Board to which Executive is related by blood or marriage) that Executive has acted in good faith and that such indemnification payment is in the best interests of the Company.  The provisions of this Section 29 shall supersede and not be governed by the provisions of the Indemnification Agreement.

Section 30. Required Regulatory Provisions.

Notwithstanding anything herein contained to the contrary, any payments to Executive by the Company, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (“FDI Act”), 12 U.S.C. §1828(k), and any regulations promulgated thereunder.  If and to the extent that the foregoing provision shall cease to be required or by applicable law, rule or regulation, the same shall become inoperative as though eliminated by formal amendment of this Agreement.

Section 31. Arbitration.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration, as an alternative to civil litigation and without any trial by jury to resolve such claims, conducted by a single arbitrator, sitting in a location selected by Executive within fifty (50) miles from the principal office of the Company, in accordance with the rules of the American Arbitration Association’s National Rules for the Resolution of Employment Disputes (“National Rules”) then in effect.  The Company shall provide a list of three or more arbitrators to Executive from which Executive shall select the arbitrator.  If the parties are unable to agree within fifteen (15) days from the date the Company presents the list to Executive, the arbitrator shall be appointed for them from a panel of arbitrators selected in accordance with the National Rules.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

Section 32.  Guarantee; Non-Duplication.

The Company hereby agrees to guarantee the payment by the Bank of any benefits and compensation to which Executive is or may be entitled to under the terms and conditions of the Agreement of even date herewith between the Bank and Executive. In the event that Executive shall perform services for the Bank or any other direct or indirect subsidiary of the Company, any compensation or benefits provided to Executive by such other employer shall be applied to offset the obligations of the Company hereunder, it being intended that this Agreement set forth the aggregate compensation and benefits payable to Executive for all services to the Company and all of its direct or indirect subsidiaries.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and Executive has hereunto set his hand, all as of the day and year first above written.

EXECUTIVE

/s/ Robert L. Johnson__________________________________________
Robert L. Johnson

ATTEST:	CHARTER FINANCIAL CORPORATION

/s/ Bonnie F. Bonner_____________	/s/ Thomas M. Lane__________________________________________
Bonnie F. Bonner	Thomas M. Lane, Director
Assistant Secretary                                                               Chairman, Personnel and Compensation Committee